Eastern Light Capital Announces Proxy Results and Special Shareholder Meeting

SAN FRANCISCO, CA -- (Marketwire - July 01, 2009) - Eastern Light Capital, Inc. ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust, held its Annual Shareholder Meeting on Friday, June 26, 2009 ("Meeting").

The shareholders voted on a director's election and the Company announced that Mr. Alan R. Jones, with over 97% of the shareholder vote, was re-elected. As a Class I director, his term will expire in 2012.

During the Meeting, Richard J. Wrensen, Chairman and Chief Executive Officer, reviewed the 2008 operating results and commented on 2009's continuing decline in residential home prices and the resulting challenges of higher delinquencies, reduced mortgage interest income, additional property foreclosures, and increased loan loss reserves. Mr. Wrensen also noted, "The economic consequences of these pervasive forces continue to pressure our operating performance. Although our first half will be profitable, 2009's second half remains uncertain." ELC is scheduled to report second quarter operating results in July of 2009.

Mr. Wrensen also confirmed that during 2009's second half, a special shareholder meeting will be held to address the Company's recapitalization. The Company has proposed the exchange of preferred shares into common shares. A single class of equity -- common stock -- will provide all shareholders with immediate liquidity, an equal claim to ELC's net operating loss carryforward, a simplified capital structure and an enhanced ability to seize investment opportunities with flexibility and foresight.

ELC has historically originated and invested in high yielding, mortgage loans located in California. Only residential loans with a combined loan-to-value ratio of 75% or less were originated for ELC's mortgage investment portfolio. After ELC suspended its mortgage banking business, loans originated for sale into the secondary market, but unsold were transferred to ELC's investment portfolio. These unsold mortgages, frequently with loan-to-value ratios greater than 75%, are currently part of ELC's investments. ELC is also examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
415-693-9500 x101
IR@caitreit.com
www.elcreit.com